Exhibit 10

Material Terms of Retirement Arrangement with William H. Hernandez

The retirement arrangement between PPG Industries, Inc. and William H. Hernandez, entered into as of May 20, 2009, was a verbal agreement. The material terms of the agreement are set forth below.

Effective date of retirement:	March 1, 2010

Monthly base salary of $43,750 continues through:	February 28, 2010

Eligible for annual incentive award payable for fiscal 2009:	Payable in first quarter 2010

Lump sum cash payment of $650,000:	Payable on or about March 15, 2010